Exhibit 99.1

Contact: Nuo Therapeutics, Inc. Martin Rosendale, CEO Steven Shallcross, EVP/ CFO 240-499-2680	Investors: The Ruth Group Lee Roth 646-536-7012 lroth@theruthgroup.com

Cytomedix Announces Corporate Name Change to Nuo Therapeutics, Inc.

OTCQX Trading Symbol to Change to “NUOT” Effective November 14, 2014

Gaithersburg, MD, November 13, 2014 – Cytomedix (OTCQX: CMXI) (DBA Nuo Therapeutics), today announced that it is changing its corporate name to Nuo Therapeutics, Inc. The name change, which is effective immediately, follows the introduction of the Nuo Therapeutics corporate identity and the re-launch of the Company’s lead commercial product under the Aurix® brand in October 2014.

The Company has changed the ticker symbol for its common stock on the OTCQX trading platform from “CMXI” to “NUOT.” Shares will begin trading under the new ticker symbol effective at the open of the market on November 14, 2014.

About Nuo Therapeutics

Nuo Therapeutics, Inc. is a biomedical company that pioneers leading-edge biodynamic therapies for wound care. The Company’s flagship product, Aurix® is a biodynamic hematogel that harnesses a patient's innate regenerative abilities for the management of a variety of wounds. For additional information please visit www.nuot.com.

Safe Harbor Statement -- Statements contained in this press release not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Nuo Therapeutics’ actual results may differ materially due to a number of factors beyond its control. To the extent that any statements made here are not historical, these statements are essentially forward-looking. The Company uses words and phrases such as "believes", "forecasted," "projects," "is expected," "remain confident," "will" and/or similar expressions to identify forward-looking statements in this press release. Undue reliance should not be placed on forward-looking information. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Nuo Therapeutics, Inc. Nuo Therapeutics operates in a highly competitive and rapidly changing business and regulatory environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. Except as is expressly required by the federal securities laws, Nuo Therapeutics undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason. Additional risks that could affect our future operating results are more fully described in our U.S. Securities and Exchange Commission filings, including our Annual Report for the year ended December 31, 2013, the most recent Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014, and other subsequent public filings. These filings are available at www.sec.gov.